Rule 424(b)(3)
                                             Registration No. 33-62777



         PRICING SUPPLEMENT NO.   9   dated     January 30, 1997



                        THE WALT DISNEY COMPANY


                           Medium-Term Notes


This Pricing Supplement accompanies and supplements the Prospectus dated March 7, 1996, as supplemented by the Prospectus Supplement, dated
March 7, 1996 (the "Prospectus Supplement").

The Notes have the following terms (as applicable):

Rate:    /X/ Fixed Rate   / / Floating Rate   / / Zero Coupon   / / Discount

Form:    /X/ Book-Entry   / / Definitive

Principal Amount:        $25,000,000

Original Issue Price:    Varying prices related to prevailing market prices.

CUSIP No:  25468PAJ5

Proceeds to the Company:  $24,425,000

Discount or Commission to Agents:  $575,000

Original Issue Discount:        N/A

Original Issue Date:   2/14/97

Stated Maturity:       2/15/2012

Yield to Maturity:     N/A

Earliest Redemption Date:  February 15, 2001 or any Interest Payment Date
                           occurring in February or August thereafter up to but not including the Maturity Date (with at least 30 calendar days' but no more than 60 calendar days' prior notice).

Redemption Price:  The Notes are redeemable, in whole but not in part, at 100%
                   of principal amount plus accrued interest to the Redemption Date.

Interest Rate Per Annum (for Fixed Rate Notes):   7.01%

Interest Payment Dates:
     / /  Third Wednesday of each month
     / /  Third Wednesday of each March, June,
            September and December
     / /  Third Wednesday of each ________________
            and _________________
     / /  Third Wednesday of each ________________
     /X/  Other (specify):  Monthly on the 15th of each month commencing
                            March 15, 1997.

Regular Record Dates:
     /X/ Fifteenth day (whether or not a Business Day) immediately preceding the related Interest
            Payment Date
     / /  Other (specify)

Interest Payment Period:
     /X/  Monthly
     / /  Quarterly
     / /  Semiannually
     / /  Annually

Calculation Agent:   Citibank, N.A.

Plan of Distribution:
     Merrill Lynch, Pierce, Fenner & Smith Incorporated has acted as principal with respect to the purchase of the Notes.